Exhibit 99.1

FOR IMMEDIATE RELEASE

FNCB Bancorp, Inc. Announces Fourth Quarter and Year to Date 2023 Earnings

Dunmore, Pa., January 30, 2024/Globe Newswire/—FNCB Bancorp, Inc. (NASDAQ: FNCB; www.fncb.com), the parent company of Dunmore-based FNCB Bank (the “Bank” and collectively, “FNCB”) today reported net income of $13.0 million, or $0.66 per diluted shares, for 2023, compared to $20.4 million or $1.03 per diluted share, for 2022. The 36.5% reduction in net income was primarily due to a $6.1 million decrease in net interest income, which largely reflected higher deposit costs and greater utilization of wholesale funds. Also impacting year-to-date net income was a $1.3 million decrease in non-interest income and a $1.4 million increase in non-interest expense. These reductions to earnings were partially offset by a $1.4 million decrease in income tax expense. For the three months ended December 31, 2023, net income was $3.3 million, or $0.17 per diluted share, a decrease of $1.6 million, or 31.8%, compared to $4.9 million, or $0.24 per diluted share for the same three-month period of 2022. Similar to the year-to-date period, reductions in net interest income and non-interest income, coupled with an increase in non-interest expenses, were the primary factors leading to the reduction in fourth quarter 2023 earnings.

Annualized return on average assets and the return on average shareholders' equity were 0.72% and 10.59%, respectively, for 2023, compared to 1.21% and 15.55%, respectively, for 2022. For the three months ended December 31, 2023, annualized return on average assets and annualized return on average shareholders' equity were 0.73% and 11.21% respectively. Comparatively, annualized return on average assets was 1.13% and annualized return on average shareholders' equity was 17.40% for the three months ended December 31, 2022.

FNCB declared and paid dividends to shareholders of common stock of $0.09 per share for the fourth quarters of 2023 and 2022. Year-to-date, dividends declared and paid totaled $0.36 per share for the year ended December 31, 2023, an increase of $0.03 per share, or 9.0%, compared to $0.33 per share for the year ended December 31, 2022. Based on the closing price of $6.79 per share of FNCB's common stock on December 31, 2023, dividends declared and paid in 2023 equated to a dividend yield of 5.3%.

Agreement and Plan of Merger

On September 27, 2023, FNCB and Peoples Financial Services Corp. (“PFIS”) (NASDAQ:PFIS) announced that both companies had entered into a strategic combination and executed an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which FNCB will merge with and into PFIS, with PFIS as the surviving entity. Immediately after this merger, the Bank will merge with and into Peoples Security Bank and Trust Company (“Peoples Bank”) with Peoples Bank as the surviving bank and a wholly-owned subsidiary of PFIS. Pending regulatory and shareholder approvals, FNCB expects the merger to be consummated in the first half of 2024, however, there can be no assurance that the transaction will be consummated during this time period, or at all.

Fourth quarter 2023 performance:

●	Fourth quarter net income was $3.3 million, or $0.17 per diluted share, compared to $4.9 million, or $0.24 per diluted share for the fourth quarter of 2022;
●	Yield on earning assets (FTE) increased 81 basis points to 5.04% for the fourth quarter of 2023 from 4.23% for the same quarter of 2022, and improved 11 basis points on a linked-quarter basis from 4.93% for the third quarter of 2023;
●	Cost of funds increased 157 basis points to 2.76% from 1.19% comparing the fourth quarters of 2023 and 2022, and increased 10 basis points on a linked-quarter basis from 2.66% for the third quarter of 2023;
●	Net interest margin (FTE) contracted 45 basis points to 2.87% for the fourth quarter of 2023, compared to 3.32% for the same period of 2022, and improved 2 basis points on a linked-quarter basis from 2.85% for the third quarter of 2023;
●	Efficiency ratio was 69.48% for the fourth quarter of 2023 compared to 59.37% for the same period of 2022.

Year-to-date 2023 performance:

●	Net income was $13.0 million, or $0.66 per diluted share, for the year ended December 31, 2023, compared to $20.4 million, or $1.03 per diluted share for the year ended December 31, 2022;
●	Yield on earning assets (FTE) increased 98 basis points to 4.77% for 2023 from 3.79% for 2022;
●	Cost of funds increased 196 basis points to 2.51% for 2023 from 0.55% for 2022;
●	Net interest margin (FTE) contracted 57 basis points to 2.81% for 2023, compared to 3.38% for 2022;
●	Efficiency ratio was 68.04% for 2023 compared to 56.42% for 2022.

Summary financial position at December 31, 2023 as compared to December 31, 2022:

●	Total assets increased $135.5 million, or 7.8%, to $1.881 billion at December 31, 2023 from $1.746 billion at December 31, 2022;
●	Net loans and leases increased $98.2 million, or 8.8%, to $1.208 billion at December 31, 2023 from $1.110 billion at December 31, 2022;
●	Total deposits increased $108.3 million, or 7.4%, to $1.529 billion at December 31, 2023 from $1.421 billion at December 31, 2022;
●	Non-performing loans as a percentage of total loans were 0.44% at December 31, 2023 and 0.25% at December 31, 2022;
●	FNCB Bank was well capitalized with total risk-based capital and leverage ratios of 12.66% and 8.76%, respectively, at December 31 2023, and 13.11% and 8.77%, respectively, at December 31, 2022.

"FNCB's performance in 2023 reflects management's ability to adapt and navigate through a challenging rate environment and strong competition for deposits in our market area. Specifically, our focus on prudent balance sheet management has translated into margin improvement for the second consecutive quarter," commented FNCB President and CEO, Gerard A. Champi. "Management remains focused on managing interest rate risk, controlling funding costs and non-interest expense, as we continue to work towards the anticipated strategic merger with PFIS," concluded Champi.

Summary Results - Fourth Quarter 2023 and 2022 Comparison

Net interest income on a tax-equivalent basis decreased $1.2 million, or 8.9%, to $12.8 million for the three months ended December 31, 2023, from $14.0 million for the comparable period of 2022, as interest expense increased by a greater magnitude than tax-equivalent interest income. The increase in both interest expense and tax-equivalent interest income were largely due to changes in market rates stemming from the eleven FOMC rate increases beginning March 17, 2022 through December 31, 2023.  FNCB's tax-equivalent net interest margin contracted 45 basis points to 2.87% for the fourth quarter of 2023 from 3.32% for the same quarter of 2022. Additionally, the net interest spread declined 76 basis points to 2.28% for the three months ended December 31, 2023, from 3.04% for the same three months of 2022. The reduction in margin and spread largely reflected rapid increases in funding costs that outpaced the increases in yields on average earning assets. However, margin compression has appeared to stabilize, as FNCB's tax-equivalent net interest margin widened for the second consecutive quarter. The tax-equivalent net interest margin increased 2 basis points to 2.87% for the fourth quarter of 2023 from 2.85% for the third quarter of 2023. The fourth quarter increase followed a 10-basis point improvement from 2.75% for the second quarter of 2023. Interest expense increased $5.8 million, to $9.6 million for the fourth quarter of 2023 from $3.8 million for the same quarter of 2022. The increase was largely caused by higher deposit and borrowing costs, coupled with a greater reliance on wholesale funding, which generally carries higher costs. FNCB's average deposit costs increased 165 basis points to 2.46% for the fourth quarter of 2023 compared to 0.81% for the same quarter of 2022. Average borrowed funds, including advances through the FHLB of Pittsburgh and the Federal Reserve Bank's Bank Term Funding Program, increased $29.3 million to $174.3 million from $145.0 million comparing the three months ended December 31, 2023, and 2022, respectively. Moreover, the average cost of borrowed funds increased 64 basis points to 4.87% for the fourth quarter of 2023 from 4.23% for the same quarter of 2022. Average interest-bearing deposits increased $78.8 million, or 6.9%, to $1.218 billion from $1.139 billion, comparing the fourth quarters of 2023 and 2022, respectively. However, FNCB experienced some deposit migration from non-maturity deposits and non-interest-bearing deposits into time deposits, as customers have become increasingly rate-sensitive. Additionally, management utilized brokered deposits in managing interest rate and liquidity risk. Average interest-bearing demand deposits decreased $89.0 million, or 10.7%, to $742.5 million for the fourth quarter of 2023 compared to $831.5 million for the same quarter of 2022, while average savings deposits decreased $15.2 million, or 10.4%, to $131.2 million from $146.4 million comparing the three months ended December 31, 2023 and 2022, respectively.  Conversely, average time deposits increased $183.0 million, or 113.7%, to $343.9 million for the three months ended December 31, 2023, from $160.9 million for the same three months of 2022. Earlier in 2023, FNCB offered several certificate of deposit specials with promotional rates and terms in response to changing customer preferences and to attract new depositors, which contributed to the year-over-year increase in time deposits. Additionally, FNCB utilized brokered deposits for various ALCO strategies to control interest sensitivity and for liquidity purposes. Brokered deposits averaged $113.0 million for the three months ended December 31, 2023, an increase of $92.9 million from $20.1 million for the same three months of 2022. Tax-equivalent interest income increased $4.5 million, or 25.5%, to $22.4 million from $17.8 million comparing the fourth quarter of 2023 and 2022, respectively, which largely reflected higher earning-asset yields, coupled with an increase in average earning-asset volumes. The tax-equivalent yield on average earning assets increased 81 basis points to 5.04% for the three months ended December 31, 2023, from 4.23% for the same three months of 2022. Specifically, the tax-equivalent yield on the loan portfolio increased 92 basis points to 5.83% for the fourth quarter of 2023 from 4.91% for the same quarter of 2022. In addition, the tax-equivalent yield on the investment portfolio increased 35 basis points to 3.19% for the fourth quarter of 2023 from 2.84% for the same quarter of 2022. Regarding asset volumes, total average earning assets increased $88.7 million, or 5.3%, to $1.774 billion for the three months ended December 31, 2023, from $1.686 billion for the same three months of 2022. Specifically, average total loans and leases increased $100.1 million, or 8.9%, to $1.225 billion for the fourth quarter of 2023 from $1.125 billion for the same quarter of 2022, which was largely due to strong organic loan demand concentrated in commercial equipment financing. Partially offsetting the increase in average loan volumes was a $31.2 million, or 5.6%, decrease in average securities to $522.9 million for the fourth quarter of 2023 from $554.1 million for the fourth quarter of 2022, as the majority of proceeds from sales and repayments of securities were used to fund higher-yielding loan products.

Non-interest income for the fourth quarter of 2023 totaled $2.3 million, a decrease of $61 thousand, or 2.5%, from $2.4 million for the fourth quarter of 2022. The reduction in non-interest revenue for the fourth quarter of 2023 largely reflected non-recurring transactions recorded in the comparable quarter of 2022. Specifically, FNCB received a BOLI death benefit settlement of $273 thousand in the fourth quarter of 2022, which was partially offset by a loss on the sale of available-for-sale debt securities in the amount of $188 thousand. Comparing the fourth quarters of 2023 and 2022, FNCB experienced an increase in net gain on equity securities, coupled with increases in deposit service charges and loan-related fees. Net gains on equity securities increased $85 thousand, or 97.7%, to $172 thousand for the three months ended December 31, 2023 from $87 thousand for the same three months of 2022, which reflected improvement in values of FNCB's holdings of the common and preferred stock of other publicly traded financial institutions. Additionally, deposits service charges increased $51 thousand, or 4.4%, while loan-related fees increased $81 thousand, or 98.8%, comparing the fourth quarters of 2023 and 2022. Offsetting these increases were reductions in net gains on the sale of mortgage loans held for sale, merchant services revenue and other income. Net gains on the sale of mortgage loans held for sale decreased $78 thousand to $4 thousand in the fourth quarter of 2023 from $82 thousand for the same quarter of 2022, reflecting a reduction in mortgage activity due to the steep increase in mortgage rates. Merchant services revenue decreased $40 thousand, or 23.8%, to $128 thousand from $168 thousand, while other non-interest income decreased $53 thousand or 15.8%, to $283 thousand from $336 thousand comparing the three months ended December 31, 2023 and 2022. The reduction in merchant services revenue reflected a reduction in card transaction volume, while the decrease in other income was primarily due to a reduction in loan referral fees, specifically commissions received on loan swap transactions comparing the fourth quarters of 2023 and 2022.

Non-interest expense increased $933 thousand, or 9.7%, to $10.6 million for the three months ended December 31, 2023, from $9.7 million for the three months ended December 31, 2022, which primarily reflected acquisition-related costs incurred, coupled with an increase in regulatory assessments. FNCB recorded merger and acquisition costs associated with the strategic combination with PFIS of $943 thousand for the fourth quarter of 2023. No such costs were recorded in 2022. Regulatory assessments increased $147 thousand, or 91.8%, to $307 thousand for the three months ended December 31, 2023, compared to $160 thousand for the same three-month period of 2022, which was largely due to an increase in deposit insurance assessment rates. These increases were partially offset by reductions in salaries and employee benefits, equipment expenses and professional fees. Salaries and employee benefits decreased $150 thousand, to $5.4 million in the fourth quarter of 2023, compared to $5.5 million for the fourth quarter of 2022, which was primarily caused by a reduction in the number of full-time equivalent employees. Equipment expenses and professional fees decreased $111 thousand and $124 thousand, respectively in comparing the fourth quarter periods of 2023 and 2022. The decrease in equipment expenses was primarily due to a decrease in depreciation expense, while the reduction in professional fees reflected non-recurring outsourcing expenses and charges incurred in the fourth quarter of 2022 associated with the implementation of ASU-2016-13, “Financial Instruments-Credit Losses (Topic 326).”

Summary Results - Full Year 2023 and 2022 Comparison

On a year-to-date basis, tax equivalent net interest income decreased $6.2 million, or 11.2%, to $49.0 million for the year ended December 31, 2023, from $55.2 million for the comparable period of 2022. Similar to the quarterly period, the increase in tax-equivalent interest income was overshadowed by a greater increase in interest expense. The steep and rapid rise in market interest rates sustained in 2023 caused significant increases in funding costs and margin contraction throughout the banking industry. FNCB's tax-equivalent interest margin contracted 56 basis points to 2.81% in 2023 from 3.38% in 2022. For the year ended December 31, 2023, interest expense increased $27.4 million, to $34.1 million, compared to $6.7 million for the same period of 2022.  The increase in interest expense more than offset a $21.2 million, or 6.6%, increase in tax-equivalent interest income to $83.1 million for the year ended December 31, 2023 from $61.9 million for the year ended December 31, 2022. The increase in interest expense was primarily due to higher funding costs, coupled with an increase in average interest-bearing liabilities, specifically wholesale borrowings. FNCB's cost of funds increased 196 basis points to 2.51% for the year ended December 31, 2023, from just 0.55% for the same period of 2022. Year-to-date, interest-bearing liabilities averaged $1.360 billion for 2023, an increase of $133.0 million, or 10.8%, compared to $1.227 billion for the same period of 2022. Specifically, average balances of borrowed funds, which increased $88.1 million, or 80.4%, to $197.6 million in 2023 from $109.5 comprised the majority of the increase in average interest-bearing liabilities. With regard to the increase in tax-equivalent interest income, the $21.2 million increase largely reflected an increase in the tax-equivalent yield on average earning assets of 98 basis points, to 4.77% for the year-to-date period of 2023, from 3.79% in 2022. In addition, total average earning assets increased to $1.740 billion for the year ended December 31, 2023, from $1.632 billion, for the same period of 2022, representing an increase of $107.9 million, or 6.6%. Similar to the quarterly period, this was primarily due to an increase in average total loans and leases which increased $112.9 million, or 10.5%, to $1.187 billion for the year ended December 31, 2023, from $1.074 billion for the same comparable period of 2022.

For the year ended December 31, 2023, non-interest income decreased $1.3 million, or 16.7%, to $6.6 million, compared to $7.9 million for the same period of 2022. FNCB recorded a net loss on equity securities of $1.6 million for the year ended December 31, 2023, compared to a net loss of $34 thousand recorded for the same period of 2022.  Partially offsetting the increase in loss recognized on equity securities was a net gain on the sale of available-for-sale debt securities of $252 thousand in 2023, a favorable variance of $475 thousand compared to a net loss on the sale of available-for-sale debt securities of $223 thousand for the same period of 2022. Also impacting non-interest revenue were increases in wealth management services income, loan-related fees and deposit service charges, partially offset by reductions in net gains on the sale of mortgage loans held for sale, merchant services revenue and other income and the non-recurring income associated with a BOLI death benefit claim in the amount of $273 thousand recorded in 2022. Wealth management services increased $380 thousand, or 67.4%, to $944 thousand for the year ended December 31, 2023, compared to $564 thousand for the comparable period of 2022, which reflected FNCB's purchase of Chiaro Investment Services, LLC at the end of the third quarter of 2022. Increases in commissions received on loan swap transactions, servicing fees and letter of credit fees contributed to an increase in loan-related fees of $155 thousand, or 63.8%, to $398 thousand in 2023 from $243 thousand in 2022. Deposit service charges increased $122 thousand or 2.8%, to $4.5 million in 2023 from $4.4 million in 2022. Meanwhile, net gains on the sale of mortgage loans held for sale decreased $199 thousand to just $6 thousand in 2023 from $205 thousand in 2022, reflecting a marked decrease in mortgage-related activity due to higher market interest rates in 2023. Merchant services revenue decreased $120 thousand, or 16.9%, to $592 thousand from $712 thousand, while other non-interest income decreased $351 thousand or 31.5%, to $765 thousand from $1.1 million comparing the years ended December 31, 2023 and 2022.

For the year ended December 31, 2023, non-interest expense increased $1.4 million, or 4.0%, to $36.9 million compared to $35.5 million for the same period of 2022, which was primarily due to merger and acquisition costs incurred in 2023, coupled with increases in salaries and employee benefits, other non-interest expenses and regulatory assessments. Merger and acquisition costs amounted to $1.5 million for the year-to-date period of 2023. There were no such merger and acquisition costs recorded in 2022. Salaries and employee benefits increased $951 thousand, or 4.9%, to $20.2 million for the year ended December 31, 2023, from $19.3 million for the same period of 2022, which was primarily caused by higher full-time salaries and an increase in health insurance costs. The higher salary costs reflected increases in starting salaries and salary ranges in order to remain competitive in attracting and retaining qualified staff. Other non-interest expenses increased $721 thousand, or 15.6%, to $5.3 million for the year ended December 31, 2023, compared to $4.6 million for the same period of 2022, reflecting increases in check fraud losses, correspondent bank services charges, lending expenses, debit card-related costs and contributions to not-for-profit organizations as part of state tax credit programs. Additionally, the increase in FDIC deposit insurance rates resulted in an increase in regulatory assessments of $304 thousand, or 37.5%, to $1.1 million in 2023 from $811 thousand in 2022. These increases were partially offset by a credit for unfunded commitments and a reduction in bank shares tax expense. FNCB recorded a credit for unfunded commitments of $803 thousand, for the year ended December 31, 2023, compared to a provision of $366 thousand for the same period of 2022. Bank shares tax decreased $406 thousand, or 44.4%, to $509 thousand for the year ended December 31, 2023, from $915 thousand for the same comparable period of 2022.

Asset Quality

Total non-performing loans increased $2.6 million, or 89.2%, to $5.4 million, representing 0.44% of total loans and leases, at December 31, 2023, from $2.8 million, or 0.25% of total loans and leases, at December 31, 2022. FNCB’s loan delinquency rate (total delinquent loans as a percentage of total loans) increased to 0.75% at December 31, 2023, compared to 0.45% at December 31, 2022. The increase in loan delinquencies was concentrated in commercial and industrial loans, specifically commercial equipment financing and commercial real estate loans. FNCB recorded a credit to the provision for credit losses of $376 thousand for the fourth quarter of 2023 compared to a provision of $628 thousand for the same quarter of 2022. For the year ended December 31, 2023, the provision for credit losses totaled $1.9 million, compared to $2.0 million provision for credit losses, for the same period of 2022. The allowance for credit losses was $12.0 million, or 0.98% of total loans and leases, at December 31, 2023, which included a $2.6 million adjustment to the ACL on loans, related to the adoption of CECL. At December 31, 2022, allowance for loan and lease losses was $14.2 million, or 1.26% of total loans and leases.

Financial Condition

Total assets increased $135.5 million, or 7.8%, to $1.881 billion at December 31, 2023, from $1.746 billion at December 31, 2022. The change in total assets primarily reflected increases in loans and leases, net of the ACL, and cash and cash equivalents, partially offset by decreases in available-for-sale debt securities as security repayments were used to fund loan originations. Loans and leases, net of the ACL, increased $98.2 million, or 8.8%, to $1.208 billion at December 31, 2023, from $1.110 billion at December 31, 2022. The increase in loans and leases was largely concentrated in commercial and industrial loans reflecting strong demand for the equipment financing product offerings. Cash and cash equivalents increased $66.0 million, or 157.3%, to $107.9 million at December 31, 2023, from $41.9 million at December 31, 2022, while available-for-sale debt securities decreased $25.3 million, or 5.3%, to $450.8 million at December 31, 2023, from $476.1 million at December 31, 2022. Total deposits increased $108.3 million, or 7.4%, to $1.529 billion at December 31, 2023, from $1.421 billion at December 31, 2022. FNCB experienced migration from non-maturity deposits, non-interest-bearing and interest-bearing demand and savings deposits, into time deposits, as customers have become increasingly rate-sensitive. Additionally, FNCB increased utilization of brokered deposits to secure liquidity and for interest rate risk management purposes. Total non-maturity deposits decreased $92.0 million, or 7.3%, to $1.171 billion at December 31, 2023 from $1.263 billion at December 31, 2022. Total time deposits increased $200.3 million, or 126.9%, to $358.2 million at the end of the fourth quarter of 2023 from $157.9 million at December 31, 2022. Included in time deposits at December 31, 2023 were brokered deposits of $148.7 million, an increase of $124.8 million from $23.9 million at December 31, 2022. Total borrowed funds increased $17.9 million to $200.3 million at December 31, 2023, from $182.4 million at December 31, 2022, which was due to a $25 million advance under the Federal Reserve Bank's Bank Term Funding program ("BTFP").

Total shareholders’ equity increased $15.7 million, or 13.2%, to $134.6 million at December 31, 2023 from $118.9 million at December 31, 2022. The increase in shareholders' equity was primarily attributable to a $7.8 million, or 16.4%, decrease in the accumulated other comprehensive loss, coupled with year-to-date net income of $13.0 million and a cumulative effect adjustment related to the adoption of ASU 2016-13 of $1.1 million. This was partially offset by year-to-date dividends declared of $7.1 million. Tangible book value was $6.80 per share at December 31, 2023, compared to $6.04 per share at December 31, 2022. The Bank was considered well capitalized with total risk-based capital and Tier 1 leverage ratios of 12.66% and 8.76%, respectively, at December 31, 2023 and 13.11% and 8.77%, respectively, at December 31, 2022.

Availability of Filings

Copies of FNCB’s most recent Annual Report on Form 10-K and Quarterly Reports on form 10-Q will be provided upon request from: Shareholder Relations, FNCB Bancorp, Inc., 102 East Drinker Street, Dunmore, PA 18512 or by calling (570) 348-6419. FNCB’s SEC filings including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are also available free of charge on the Investor Relations page of FNCB’s website, www.fncb.com, and on the SEC website at: http://www.sec.gov/edgar/searchedgar/companysearch.html

About FNCB Bancorp, Inc.:

FNCB Bancorp, Inc. is the bank holding company of FNCB Bank. Locally-based for over 114 years, FNCB Bank continues as a premier community bank in Northeastern Pennsylvania – offering a full suite of personal, small business and commercial banking solutions with industry-leading mobile, online and in-branch products and services. FNCB currently operates through 16 community offices located in Lackawanna, Luzerne and Wayne Counties and remains dedicated to making its customers’ banking experience simply better. For more information about FNCB, visit www.fncb.com.

INVESTOR CONTACT:

James M. Bone, Jr., CPA

Executive Vice President and Chief Financial Officer

FNCB Bank

(570) 348-6419

james.bone@fncb.com

FNCB may from time to time make written or oral “forward-looking statements,” including statements contained in our filings with the Securities and Exchange Commission (“SEC”), in our reports to shareholders, and in our other communications, which are made in good faith by us pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to FNCB’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, including statements with respect to future changes in monetary policy or interest rates, or new product offerings and the anticipated merger between FNCB and Peoples Financial Services Corp., (“PFIS”) under the Agreement and Plan of Merger, dated September 27, 2023 (the “Merger Agreement”) pursuant to which FNCB will merge with and into PFIS, with PFIS as the surviving entity, along with the transaction occurring immediately after such merger, whereby FNCB’s wholly owned subsidiary, FNCB Bank (the “Bank”) will merge with and into Peoples Security Bank and Trust Company (“Peoples Bank”), with Peoples Bank as the surviving bank and a wholly-owned subsidiary of PFIS, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond our control). The words “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “future” and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause FNCB’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: government intervention in the U.S. financial system including the effects of recent legislative, tax, accounting and regulatory actions and reforms; political instability; acts of world terrorism; global unrest; the ability of FNCB to manage credit risk; weakness in the economic environment, in general, and within FNCB’s market area; the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement between FNCB and PFIS; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all and to successfully integrate operations of FNCB and FNCB Bank and those of PFIS and Peoples Bank, its wholly-owned subsidiary, which may be more difficult, time consuming or costly than expected; diversion of management's attention from ongoing business operations and opportunities; effects of the announcement, pendency or completion of the proposed transaction on the ability of FNCB and PFIS to retain customers and retain and hire key personnel and maintain relationships with their vendors, and on their operating results and businesses generally; the deterioration of one or a few of the large balance commercial and/or commercial real estate loans contained in FNCB’s loan portfolio; greater risk of loan defaults and losses from concentration of loans held by FNCB, including those to insiders and related parties; if FNCB’s portfolio of loans to small and mid-sized community-based businesses increases its credit risk; if FNCB’s allowance for credit losses ("ACL") is not sufficient to absorb actual losses or if increases to the ACL were required; FNCB is subject to interest-rate risk and any changes in interest rates could negatively impact net interest income or the fair value of FNCB's financial assets; if management concludes that the decline in value of any of FNCB’s investment securities is caused by a credit-related event could result in FNCB recording an impairment loss; if FNCB’s risk management framework is ineffective in mitigating risks or losses to FNCB; if FNCB is unable to successfully compete with others for business; a loss of depositor confidence resulting from changes in either FNCB’s financial condition or in the general banking industry; if FNCB is unable to retain or grow its core deposit base; inability or insufficient dividends from its subsidiary, FNCB Bank; if FNCB loses access to wholesale funding sources; interruptions or security breaches of FNCB’s information systems; any systems failures or interruptions in information technology and telecommunications systems of third parties on which FNCB depends; security breaches; if FNCB’s information technology is unable to keep pace with growth or industry developments or if technological developments result in higher costs or less advantageous pricing; the loss of management and other key personnel; dependence on the use of data and modeling in both its management’s decision-making generally and in meeting regulatory expectations in particular; additional risk arising from new lines of business, products, product enhancements or services offered by FNCB; inaccuracy of appraisals and other valuation techniques FNCB uses in evaluating and monitoring loans secured by real property and other real estate owned; unsoundness of other financial institutions; damage to FNCB’s reputation; defending litigation and other actions; dependence on the accuracy and completeness of information about customers and counterparties; risks arising from future expansion or acquisition activity; environmental risks and associated costs on its foreclosed real estate assets; any remediation ordered, or adverse actions taken, by federal and state regulators, including requiring FNCB  to act as a source of financial and managerial strength for the FNCB Bank in times of stress;  costs arising from extensive government regulation, supervision and possible regulatory enforcement actions; new or changed legislation or regulation and regulatory initiatives; noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations; failure to comply with numerous "fair and responsible banking" laws; any violation of laws regarding privacy, information security and protection of personal information or another incident involving personal, confidential or proprietary information of individuals; any rulemaking changes implemented by the Consumer Financial Protection Bureau; inability to attract and retain its highest performing employees due to potential limitations on incentive compensation contained in proposed federal agency rulemaking; any future increases in FNCB Bank’s FDIC deposit insurance premiums and assessments; and the success of FNCB at managing the risks involved in the foregoing and other risks and uncertainties, including those detailed in FNCB’s filings with the SEC.

FNCB cautions that the foregoing list of important factors is not all inclusive. Readers are also cautioned not to place undue reliance on any forward-looking statements, which reflect management’s analysis only as of the date of this report, even if subsequently made available by FNCB on its website or otherwise. FNCB does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of FNCB to reflect events or circumstances occurring after the date of this report.

Readers should carefully review the risk factors described in the documents that FNCB periodically files with the SEC, including the 2022 Annual Report and Quarterly Reports on Form 10-Q for the periods ended March 31, 2023, June 30, 2023 and September 30, 2023.

Additional Information regarding the Merger and Where to Find It

In connection with the proposed merger, PFIS filed a registration statement on Form S-4 with the SEC. The registration statement includes a joint proxy statement of PFIS and FNCB, which also constitutes a prospectus of PFIS that was sent to shareholders of PFIS and shareholders of FNCB seeking certain approvals related to the proposed transaction.

The information contained in this release does not constitute an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. INVESTORS AND SHAREHOLDERS OF PFIS AND FNCB AND THEIR RESPECTIVE AFFILIATES ARE URGED TO READ, THE REGISTRATION STATEMENT ON FORM S-4, THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PFIS, FNCB AND THE PROPOSED STRATEGIC COMBINATION.

Investors and shareholders will be able to obtain a free copy of the registration statement, including the joint proxy statement/prospectus as well as other relevant documents filed with the SEC containing information about PFIS and FNCB without charge, at the SEC’s website www.sec.gov. Copies of documents filed with the SEC by PFIS will be made available free of charge in the "Investor Relations" section of PFIS' website, www.psbt.com under the heading "SEC Filings." Copies of documents filed with the SEC by FNCB will be made available free of charge in the "About FNCB" section of FNCB's website,www.fncb.com.

Participants in Solicitation

FNCB and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed strategic combination with PFIS under the rules of the SEC. Information regarding FNCB directors and executive officers is available in FNCB's proxy statement for its 2023 Annual Meeting of Shareholders, which was filed with the SEC on April 10, 2023. Other information regarding the participants in the solicitation of proxies in respect of the proposed merger and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC. Free copies of these documents may be obtained as described in the preceding paragraph.

FNCB Bancorp, Inc.
Selected Financial Data

	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,
	2023	2023	2023	2023	2022
Per share data:
Net income (fully diluted)	$0.17	$0.21	$0.14	$0.14	$0.24
Cash dividends declared	$0.09	$0.09	$0.09	$0.09	$0.09
Book value	$6.80	$5.96	$6.28	$6.43	$6.04
Tangible book value	$6.80	$5.96	$6.28	$6.43	$6.04
Market value:
High	$7.15	$6.88	$6.82	$9.00	$8.70
Low	$5.54	$5.47	$5.45	$6.09	$7.34
Close	$6.79	$5.95	$5.97	$6.20	$8.21
Common shares outstanding	19,787,031	19,780,317	19,750,092	19,683,873	19,681,644

Selected ratios:
Annualized return on average assets	0.73%	0.91%	0.63%	0.62%	1.13%
Annualized return on average shareholders' equity	11.21%	13.39%	8.89%	8.84%	17.40%
Efficiency ratio	69.48%	66.75%	68.11%	67.69%	59.37%
Tier I leverage ratio (FNCB Bank)	8.76%	9.11%	8.98%	8.96%	8.77%
Total risk-based capital to risk-adjusted assets (FNCB Bank)	12.66%	13.21%	12.97%	12.97%	13.11%
Average shareholders' equity to average total assets	6.51%	6.83%	7.07%	6.96%	6.50%
Yield on earning assets (FTE)	5.04%	4.93%	4.67%	4.45%	4.23%
Cost of funds	2.76%	2.66%	2.45%	2.15%	1.19%
Net interest spread (FTE)	2.28%	2.27%	2.22%	2.30%	3.04%
Net interest margin (FTE)	2.87%	2.85%	2.75%	2.78%	3.32%
Total delinquent loans/total loans	0.75%	0.72%	0.50%	0.40%	0.45%
Allowance for credit losses/total loans	0.98%	1.01%	1.07%	1.06%	1.26%
Non-performing loans/total loans	0.44%	0.43%	0.31%	0.23%	0.25%
Annualized net charge-offs/average loans	0.18%	0.15%	0.07%	0.09%	0.09%

FNCB Bancorp, Inc.
Year-to-Date Consolidated Statements of Income

	Year Ended
	December 31,
(in thousands, except share data)	2023	2022
Interest income
Interest and fees on loans and leases	$65,364	$47,193
Interest and dividends on securities:
Taxable	12,451	10,281
Tax-exempt	2,207	2,662
Dividends	991	549
Total interest and dividends on securities	15,649	13,492
Interest on interest-bearing deposits in other banks	1,011	91
Total interest income	82,024	60,776
Interest expense
Interest on deposits	24,461	3,970
Interest on borrowed funds	9,666	2,762
Total interest expense	34,127	6,732
Net interest income before provision for credit losses	47,897	54,044
Provision for credit losses	1,880	1,962
Net interest income after provision for credit losses	46,017	52,082
Non-interest income
Deposit service charges	4,537	4,415
Net gain (loss) on the sale of available-for-sale debt securities	252	(223)
Net loss on equity securities	(1,601)	(34)
Net gain on the sale of mortgage loans held for sale	6	205
Loan-related fees	398	243
Income from bank-owned life insurance	752	710
Bank-owned life insurance settlement	-	273
Merchant services revenue	592	712
Wealth management services revenue	944	564
Other	765	1,116
Total non-interest income	6,645	7,981
Non-interest expense
Salaries and employee benefits	20,234	19,283
Occupancy expense	2,156	2,093
Equipment expense	963	1,295
Advertising expense	836	801
Data processing expense	4,008	4,027
Regulatory assessments	1,115	811
Bank shares tax	509	915
Professional fees	1,093	1,273
(Credit) provision for unfunded commitments	(803)	366
Merger and acquisition expenses	1,480	-
Other operating expenses	5,331	4,610
Total non-interest expense	36,922	35,474
Income before income taxes	15,740	24,589
Income tax expense	2,757	4,144
Net income	$12,983	$20,445

Income per share
Basic	$0.66	$1.04
Diluted	$0.66	$1.03

Cash dividends declared per common share	$0.36	$0.33
Weighted average number of shares outstanding:
Basic	19,739,416	19,744,477
Diluted	19,741,541	19,762,566

FNCB Bancorp, Inc.
Quarter-to-Date Consolidated Statements of Income

	Three Months Ended
	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,
(in thousands, except share data)	2023	2023	2023	2023	2022
Interest income
Interest and fees on loans and leases	$17,722	$17,224	$15,853	$14,565	$13,721
Interest and dividends on securities
Taxable	3,247	3,063	3,064	3,077	2,856
Tax-exempt	537	539	544	587	701
Dividends	247	248	223	273	196
Total interest and dividends on securities	4,031	3,850	3,831	3,937	3,753
Interest on interest-bearing deposits in other banks	339	243	252	177	57
Total interest income	22,092	21,317	19,936	18,679	17,531
Interest expense
Interest on deposits	7,493	6,446	6,145	4,377	2,299
Interest on borrowed funds	2,123	2,664	2,162	2,717	1,533
Total interest expense	9,616	9,110	8,307	7,094	3,832
Net interest income before provision (credit to provision) for credit losses	12,476	12,207	11,629	11,585	13,699
Provision (credit to provision) for credit losses	376	(270)	799	975	628
Net interest income after provision (credit to provision) for credit losses	12,100	12,477	10,830	10,610	13,071
Non-interest income
Deposit service charges	1,218	1,132	1,123	1,064	1,167
Net gain (loss) on the sale of available-for-sale debt securities	-	-	90	162	(188)
Net gain (loss) on equity securities	172	(233)	(1,032)	(508)	87
Net gain on the sale of mortgage loans held for sale	4	1	-	1	82
Loan-related fees	163	64	52	119	82
Income from bank-owned life insurance	140	210	205	197	168
Bank-owned life insurance settlement	-	-	-	-	273
Merchant services revenue	128	146	157	161	168
Wealth management services revenue	224	237	245	238	218
Other	283	137	108	237	336
Total non-interest income	2,332	1,694	948	1,671	2,393
Non-interest expense
Salaries and employee benefits	5,375	4,935	4,529	5,395	5,525
Occupancy expense	569	516	550	521	581
Equipment expense	230	229	232	272	341
Advertising expense	241	198	188	209	240
Data processing expense	1,024	1,034	952	998	981
Regulatory assessments	307	283	312	213	160
Bank shares tax	(167)	264	263	149	(176)
Professional fees	312	265	214	302	436
Adjustment to provision for unfunded commitments	(74)	(235)	(225)	(269)	(95)
Merger and acquisition expenses	943	537	-	-	-
Other operating expenses	1,839	1,274	1,087	1,131	1,673
Total non-interest expense	10,599	9,300	8,102	8,921	9,666
Income before income taxes	3,833	4,871	3,676	3,360	5,798
Income tax expense	480	709	871	697	879
Net income	$3,353	$4,162	$2,805	$2,663	$4,919

Income per share
Basic	$0.17	$0.21	$0.14	$0.14	$0.25
Diluted	$0.17	$0.21	$0.14	$0.14	$0.24

Cash dividends declared per common share	$0.090	$0.090	$0.090	$0.090	$0.090
Weighted average number of shares outstanding:
Basic	19,782,236	19,776,342	19,715,136	19,682,357	19,681,437
Diluted	19,782,452	19,776,360	19,715,136	19,690,859	19,690,676

FNCB Bancorp, Inc.
Consolidated Balance Sheets

	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,
(in thousands)	2023	2023	2023	2023	2022
Assets
Cash and cash equivalents:
Cash and due from banks	$27,819	$42,081	$32,893	$20,418	$26,588
Interest-bearing deposits in other banks	80,049	34,990	72,107	49,153	15,328
Total cash and cash equivalents	107,868	77,071	105,000	69,571	41,916
Available-for-sale debt securities, at fair value	450,814	437,142	452,877	473,119	476,091
Equity securities, at fair value	4,786	6,104	6,337	7,369	7,717
Restricted stock, at cost	8,814	8,842	9,325	8,482	8,545
Loans held for sale	-	-	-	-	60
Loans and leases, net of deferred loan fees and costs and unearned income	1,220,265	1,205,752	1,200,595	1,163,789	1,124,317
Allowance for credit losses	(11,986)	(12,149)	(12,873)	(12,279)	(14,193)
Net loans and leases	1,208,279	1,193,603	1,187,722	1,151,510	1,110,124
Bank premises and equipment, net	14,546	14,790	15,028	15,316	15,616
Accrued interest receivable	7,085	6,599	6,329	6,143	5,957
Bank-owned life insurance	37,251	37,111	36,901	36,696	36,499
Other assets	41,543	45,511	42,353	41,275	43,005
Total assets	$1,880,986	$1,826,773	$1,861,872	$1,809,481	$1,745,530

Liabilities
Deposits:
Demand (non-interest-bearing)	$285,548	$297,740	$285,674	$281,114	$305,850
Interest-bearing	1,243,434	1,204,635	1,190,390	1,182,192	1,114,797
Total deposits	1,528,982	1,502,375	1,476,064	1,463,306	1,420,647
Borrowed funds	200,272	186,733	242,022	196,648	182,360
Accrued interest payable	1,355	1,001	1,089	848	171
Other liabilities	15,778	18,862	18,638	22,185	23,403
Total liabilities	1,746,387	1,708,971	1,737,813	1,682,987	1,626,581

Shareholders' equity
Preferred stock	-	-	-	-	-
Common stock	24,733	24,725	24,687	24,604	24,602
Additional paid-in capital	78,253	78,050	77,757	77,636	77,502
Retained earnings	71,782	70,221	67,851	66,834	64,873
Accumulated other comprehensive income	(40,169)	(55,194)	(46,236)	(42,580)	(48,028)
Total shareholders' equity	134,599	117,802	124,059	126,494	118,949
Total liabilities and shareholders’ equity	$1,880,986	$1,826,773	$1,861,872	$1,809,481	$1,745,530

FNCB Bancorp, Inc.
Summary Tax-equivalent Net Interest Income

	Three Months Ended
	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,
(dollars in thousands)	2023	2023	2023	2023	2022
Interest income
Loans and leases:
Loans and leases - taxable	$17,229	$16,768	$15,411	$14,145	$13,328
Loans and leases - tax-free	625	577	559	532	498
Total loans	17,854	17,345	15,970	14,677	13,826
Securities:
Securities, taxable	3,494	3,311	3,287	3,350	3,052
Securities, tax-free	680	682	689	743	888
Total interest and dividends on securities	4,174	3,993	3,976	4,093	3,940
Interest-bearing deposits in other banks	339	243	252	177	57
Total interest income	22,367	21,581	20,198	18,947	17,823
Interest expense
Deposits	7,493	6,446	6,145	4,377	2,299
Borrowed funds	2,123	2,664	2,162	2,717	1,533
Total interest expense	9,616	9,110	8,307	7,094	3,832
Net interest income	$12,751	$12,471	$11,891	$11,853	$13,991

Average balances
Earning assets:
Loans and leases:
Loans and leases - taxable	$1,168,557	$1,152,611	$1,122,385	$1,082,830	$1,069,260
Loans and leases - tax-free	56,889	55,100	55,142	54,045	56,064
Total loans	1,225,446	1,207,711	1,177,527	1,136,875	1,125,324
Securities:
Securities, taxable	428,901	430,977	438,157	449,351	439,998
Securities, tax-free	93,977	94,276	94,964	99,836	114,128
Total securities	522,878	525,253	533,121	549,187	554,126
Interest-bearing deposits in other banks	26,036	18,874	20,620	17,068	6,185
Total interest-earning assets	1,774,360	1,751,838	1,731,268	1,703,130	1,685,635
Non-earning assets	48,063	53,906	57,463	51,930	39,355
Total assets	$1,822,423	$1,805,744	$1,788,731	$1,755,060	$1,724,990
Interest-bearing liabilities:
Deposits	$1,217,659	$1,156,345	$1,179,288	$1,096,758	$1,138,817
Borrowed funds	174,261	215,801	176,838	223,694	144,995
Total interest-bearing liabilities	1,391,920	1,372,146	1,356,126	1,320,452	1,283,812
Demand deposits	289,982	287,846	284,053	287,975	309,372
Other liabilities	21,853	22,444	22,030	24,487	19,659
Shareholders' equity	118,668	123,308	126,522	122,146	112,147
Total liabilities and shareholders' equity	$1,822,423	$1,805,744	$1,788,731	$1,755,060	$1,724,990

Yield/Cost
Earning assets:
Loans and leases:
Interest and fees on loans and leases - taxable	5.90%	5.82%	5.49%	5.23%	4.99%
Interest and fees on loans and leases - tax-free	4.40%	4.19%	4.05%	3.94%	3.56%
Total loans	5.83%	5.74%	5.42%	5.16%	4.91%
Securities:
Securities, taxable	3.26%	3.07%	3.00%	2.98%	2.77%
Securities, tax-free	2.89%	2.89%	2.90%	2.98%	3.11%
Total securities	3.19%	3.04%	2.98%	2.98%	2.84%
Interest-bearing deposits in other banks	5.21%	5.15%	4.89%	4.15%	3.69%
Total earning assets	5.04%	4.93%	4.67%	4.45%	4.23%
Interest-bearing liabilities:
Interest on deposits	2.46%	2.23%	2.08%	1.60%	0.81%
Interest on borrowed funds	4.87%	4.94%	4.89%	4.86%	4.23%
Total interest-bearing liabilities	2.76%	2.66%	2.45%	2.15%	1.19%
Net interest spread	2.28%	2.27%	2.22%	2.30%	3.04%
Net interest margin	2.87%	2.85%	2.75%	2.78%	3.32%

FNCB Bancorp, Inc.
Asset Quality Data

	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,
(in thousands)	2023	2023	2023	2023	2022
At period end
Non-accrual loans and leases	$5,338	$5,084	$3,711	$2,601	$2,763
Loans past due 90 days or more and still accruing	38	59	49	52	78
Total non-performing loans and leases	5,376	5,143	3,760	2,653	2,841
Other real estate owned (OREO)	-	-	-	-	-
Other non-performing assets	2,067	1,647	1,647	1,773	1,773
Total non-performing assets	$7,443	$6,790	$5,407	$4,426	$4,614

For the three months ended
Allowance for credit losses
Beginning balance, prior to adoption of ASU 2016-13	$12,149	$12,873	$12,279	$14,193	$13,819
Impact of ASU 2016-13	-	-	-	(2,636)	-
Loans and leases charged-off	1,194	818	553	776	497
Recoveries of charged-off loans and leases	655	364	348	523	243
Net charge-offs	539	454	205	253	254
Provision (credit to provision) for credit losses	376	(270)	799	975	628
Ending balance	$11,986	$12,149	$12,873	$12,279	$14,193